David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400
FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports Record Net Income for 2010;
GAAP Net Income Increases 52% and Core Net Income Increases 31%

Full Year 2010

•	GAAP net income for 2010 was $38.8 million, an increase of $13.3 million from 2009.

•	Core net income for 2010 was $34.5 million, an increase of $8.1 million from 2009.

•	GAAP diluted earnings per common share increased $0.37, or 40.7%, to $1.28 for 2010.

•	Core diluted earnings per common share increased $0.14, or 14.0%, to $1.14 for 2010.

•	Achieved record net interest income of $137.9 million for the year ended December 31, 2010 as the net interest margin increased 47 basis points to 3.43% for the year.

•
Achieved record core pre provision pre tax (“PPPT”) earnings of $77.7 million for the year ended December 31, 2010, a $15.3 million, or a 24.6% increase from the prior year. (See “Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes”).

•	Net charge-offs for the year ended December 31, 2010 were 0.42% of average loans.

•	Recorded a $21.0 million provision for loan losses for the year ended December 31, 2010.

•
Recorded other-than-temporary impairment (“OTTI”) charges totaling $1.1 million on four private issue collateralized mortgage obligations (“CMOs”) and $1.0 million on one pooled trust preferred security during the year ended December 31, 2010.

•	Due to depositors increased $497.0 million, or 18.6%, while borrowed funds decreased $351.6 million, or 33.2%.

•	Regulatory capital ratios at December 31, 2010 continue to be above regulatory requirements at 9.18% for core capital and 14.34% for risk-based capital.

•	Book value per common share increased to $12.48 at December 31, 2010 from $11.57 at December 31, 2009.

•	Tangible common equity to tangible assets increased to 8.67% at December 31, 2010 from 8.32% at December 31, 2009.

Fourth Quarter 2010

•	GAAP diluted earnings per common share was $0.28, a $0.13 increase from the comparable prior year period, and a $0.20 decrease from the three months ended September 30, 2010.

•	Core diluted earnings per common share was $0.29, a $0.04 increase from the comparable prior year period, and a $0.02 decrease from the three months ended September 30, 2010.

•	The net interest margin increased 27 basis points from the comparable prior year quarter to 3.41% from 3.14%, primarily due to a reduction in the cost of funds.

•	The net interest margin decreased 15 basis points on a linked quarter basis to 3.41% from 3.56%, primarily due to an increase in the average balance of short term investments.

•	Recorded a $6.0 million provision for loan losses in the fourth quarter of 2010.

•	Net charge-offs for the quarter ended December 31, 2010 were 0.70% of average loans.

•	Recorded OTTI charges totaling $0.5 million on three private issue CMOs in the fourth quarter of 2010.

Flushing Financial Corporation
January 25, 2011

LAKE SUCCESS, NY – January 25, 2011 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the year and three months ended December 31, 2010.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report record GAAP and core net income for the year ended December 31, 2010. Net income under GAAP was $38.8 million, an increase of $13.3 million, or 51.9%, from $25.6 million for the year ended December 31, 2009. We achieved record core net income of $34.5 million, an increase of $8.1 million, or 30.5%, from $26.4 million for the year ended December 31, 2009. Our strong operating performance for 2010 was primarily driven by an increase of $23.1 million in net interest income, as the net interest margin for the year ended December 31, 2010 improved over the prior year by 47 basis points to 3.43%.

“The improvement in the net interest margin for 2010 was generated through a reduction in our funding costs. During 2010 we continued to focus on growing our core deposits, which increased $206.9 million in 2010, and reducing our borrowed funds, which decreased $351.6 million in 2010. At the same time we also looked to extend the maturity of deposits to protect against future rising interest rates. We therefore increased certificates of deposit accounts by $290.1 million to $1,520.6 million at December 31, 2010 from $1,230.5 million at December 31, 2009.  As a result of these changes to our funding mix, and a favorable interest rate environment, we were able to reduce our cost of funds 72 basis points to 2.45% for the year ended December 31, 2010 from 3.17% for the year ended December 31, 2009.  The reduction in our cost of funds in the fourth quarter was 13 basis points, with the cost of interest-bearing liabilities declining to 2.26% for the three months ended December 31, 2010 from 2.39% for the three months ended September 30, 2010.

“The reduction in our cost of funds was partially offset by a 21 basis point decrease in the yield of interest-earning assets to 5.72% for the year ended December 31, 2010 from 5.93% in the comparable prior year.  This decline was primarily caused by a decline in rates earned on new loans originated during 2010 as compared to the yield of the existing portfolio, and an increase in non-accrual loans for which we do not accrue interest income.

“Our net interest margin for the fourth quarter of 2010 represents a 15 basis point reduction from the third quarter of 2010. The fourth quarter’s net interest margin was reduced by one basis point due to net interest reversals on non-accrual loans.  The third quarter’s net interest margin was enhanced by six basis points due to net collections of interest on non-accrual loans during that quarter. Excluding the effect of these interest accrual adjustments in both linked quarters of 2010, the net interest margin would have declined eight basis points in the current quarter from the prior quarter. The current quarter’s net interest margin was also negatively impacted compared to the prior linked quarter due to an $80.9 million increase in the average balance of lower yielding interest-earning deposits, yielding 22 basis points, to $112.4 million for the three months ended December 31, 2010 from $31.5 million for the three months ended September 30, 2010.  As deposits increased during the fourth quarter of 2010, they were temporarily invested in overnight interest-earning deposits, and then later used to fund loan originations and purchases of loans and securities, as well as for repayment of maturing borrowed funds.  At December 31, 2010 the balance of overnight interest-earning deposits had declined to $42.6 million.

“We continue to see some signs of credit stabilization. Although non-performing loans increased $6.6 million in the fourth quarter, total classified loans decreased $5.9 million in the fourth quarter. Net charge-offs increased year over year to $13.6 million in 2010 from $10.2 million in 2009, but remain at a manageable 42 basis points of average loans, which continues to be below industry averages. The majority of our non-performing loans are collateralized by residential income producing properties located in the New York City metropolitan area that continue to show low vacancy rates, thereby retaining more of their value. We anticipate that we will continue to see low loss content in this portfolio that constitutes the majority of our non-performing loans. Nonetheless, we increased our allowance for loan losses to 85 basis points of gross loans from 63 basis points at December 31, 2009.  The provision for loan losses recorded in the fourth quarter of 2010 increased $1.0 million from that recorded in the third quarter of 2010. The increase in the quarterly provision reduced our diluted earnings per common share by $0.02 in the fourth quarter from the third quarter. Our continued growth in net interest income has more than offset the additional provision for loan losses, allowing us to report record net income for 2010.

 “The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-based capital ratios of 9.18% and 14.34%, respectively, at December 31, 2010.”

Net income for the quarter ended December 31, 2010 was $8.5 million, an increase of $2.6 million, or 43.0%, from the $6.0 million earned in the fourth quarter of 2009.  Diluted earnings per common share for the fourth quarter were $0.28, an increase of $0.13, or 86.7%, from the $0.15 earned in the comparable quarter a year ago.

Net income for the year ended December 31, 2010 was $38.8 million, an increase of $13.3 million, or 51.9%, from the $25.6 million earned in the comparable 2009 period.  Diluted earnings per common share for the year ended December 31, 2010 were $1.28, an increase of $0.37, or 40.7%, from the $0.91 earned in the comparable 2009 period. The percentage increase in diluted earnings per common share was less than the percentage increase in net income due to the net effect of a 30.6% increase in average common shares used in the computation of diluted earnings per common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

Flushing Financial Corporation
January 25, 2011

Core earnings, which exclude the effects of net gains and losses from fair value adjustments, OTTI charges, net gains losses from the sale of securities, and certain non-recurring items, was $8.9 million for the three months ended December 31, 2010, an increase of $1.0 million, or 12.0%, from $7.9 million in the comparable prior year period.  Core diluted earnings per common share were $0.29 for the three months ended December 31, 2010, an increase of $0.04 per common share, or 16.0%, from $0.25 per common share in the comparable prior year period.

Core earnings were $34.5 million for the year ended December 31, 2010, an increase of $8.1 million, or 30.5%, from $26.4 million in the comparable prior year period.  Core diluted earnings per common share were $1.14 for the year ended December 31, 2010, an increase of $0.14 per common share, or 14.0%, from $1.00 per common share in the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP diluted earnings per common share, please refer to the tables in the section titled “Reconciliation of GAAP and Core Earnings.”

The Company elected to reclassify owner-occupied commercial loans that were originated by the Business Banking Department prior to January 1, 2010, from commercial real estate loans to commercial business loans.  All loan originations of this type from January 1, 2010 forward have been and will be reported as commercial business loans.  These loans are underwritten using the same underwriting standards used to originate unsecured business loans, with the mortgage obtained as additional collateral.  Based upon the underwriting standards used to originate the loans, it is more appropriate to report the loans as commercial business loans. Prior period amounts have been adjusted to reflect this change.

Earnings Summary - Three Months Ended December 31, 2010

Net income for the three months ended December 31, 2010 was $8.5 million, an increase of $2.6 million, or 43.0%, as compared to $6.0 million for the three months ended December 31, 2009. Diluted earnings per common share were $0.28 for the three months ended December 31, 2010, an increase of $0.13, or 86.7%, from $0.15 for the three months ended December 31, 2009.  Diluted earnings per common share for the three months ended December 31, 2009 were reduced by $0.04 due to the write-off of unamortized issuance costs related to the redemption of preferred stock.

Return on average equity was 8.7% for the three months ended December 31, 2010 compared to 6.3% for the three months ended December 31, 2009. Return on average assets was 0.8% for the three months ended December 31, 2010 compared to 0.6% for the three months ended December 31, 2009.

For the three months ended December 31, 2010, net interest income was $35.1 million, an increase of $4.3 million, or 14.1%, from $30.7 million for the three months ended December 31, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $193.2 million, to $4,109.4 million for the quarter ended December 31, 2010, combined with an increase in the net interest spread of 34 basis points to 3.25% for the quarter ended December 31, 2010 from 2.91% for the quarter ended December 31, 2009. The yield on interest-earning assets decreased 36 basis points to 5.51% for the three months ended December 31, 2010 from 5.87% in the three months ended December 31, 2009. However, this was more than offset by a decline in the cost of funds of 70 basis points to 2.26% for the three months ended December 31, 2010 from 2.96% for the comparable prior year period. The net interest margin improved 27 basis points to 3.41% for the three months ended December 31, 2010 from 3.14% for the three months ended December 31, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.37% and 3.10% for the three month periods ended December 31, 2010 and 2009, respectively.

The 36 basis point decline in the yield of interest-earning assets was primarily due to a 24 basis point reduction in the yield of the loan portfolio to 5.99% for the quarter ended December 31, 2010 from 6.23% for the quarter ended December 31, 2009, combined with a 39 basis point decline in the yield on total securities to 4.20% for the quarter ended December 31, 2010 from 4.59% for the comparable period in 2009. In addition, the yield of interest-earning assets was negatively impacted by a $126.9 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits for the three months ended December 31, 2010, both of which have a lower yield than the yield of total interest-earning assets. The 24 basis point decrease in the loan portfolio was primarily due to a decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The 39 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio declined 22 basis points to 6.06% for the three months ended December 31, 2010 from 6.28% for the three months ended December 31, 2009.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 23 basis points to 6.00% for the three months ended December 31, 2010 from 6.23% for the three months ended December 31, 2009. The decline in the yield of interest-earning assets was partially offset by an increase of $66.2 million in the average balance of the loan portfolio to $3,249.0 million for the three months ended December 31, 2010.

Flushing Financial Corporation
January 25, 2011

The 70 basis point decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank’s focus on increasing lower costing core deposits and reducing borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 64 basis points, 47 basis points, 35 basis points and 46 basis points respectively, for the quarter ended December 31, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 59 basis points to 1.73% for the quarter ended December 31, 2010 from 2.32% for the quarter ended December 31, 2009. The cost of borrowed funds also decreased 23 basis points to 4.46% for the quarter ended December 31, 2010 from 4.69% for the quarter ended December 31, 2009. The combined average balances of lower-costing core deposits increased a total of $329.1 million for the quarter ended December 31, 2010 compared to the same period in 2009, while the combined average balances of higher-costing certificates of deposits and borrowed funds declined $133.1 million for the quarter ended December 31, 2010 from the comparable period in 2009.

The net interest margin for the three months ended December 31, 2010 decreased 15 basis points to 3.41% from 3.56% for the three months ended September 30, 2010. The yield on interest-earning assets decreased 27 basis points during the quarter and the cost of interest-bearing liabilities decreased 13 basis points. Excluding prepayment penalty income, the net interest margin would have been 3.37% for the quarter ended December 31, 2010, a decrease of 14 basis points from 3.51% for the quarter ended September 30, 2010. The decreases in the yield on interest-earning assets and the net interest margin were primarily due to two factors. First, the average balance of lower yielding interest-earning deposits increased $89.2 million for the three months ended December 31, 2010. These assets had a lower yield at 0.22% than the yield of total interest-earning assets. Second, interest accrual adjustments for non-accruing loans had a negative effect on the yield of loans in the current quarter as compared to the three months ended September 30, 2010.  During the three months ended December 31, 2010, interest reversals on non-accrual loans outpaced interest recoveries on non-accrual loans. The quarter ended September 30, 2010 had net recoveries of interest on non-accrual loans.

A provision for loan losses of $6.0 million was recorded for the quarter ended December 31, 2010, which was an increase of $1.0 million from the $5.0 million recorded in the quarter ended December 31, 2009. The increase in the provision for loan losses recorded for the three months ended December 31, 2010 was primarily due to an increase in both non-performing loans and charge-offs in the fourth quarter of 2010.  This increase in non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded in the fourth quarter of 2010, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the fourth quarter of 2010.

Non-interest income for the three months ended December 31, 2010 was $2.1 million, an increase of $2.7 million from a loss of $0.6 million for the three months ended December 31, 2009.  The increase in non-interest income was primarily due to a $4.2 million reduction in OTTI charges during the three months ended December 31, 2010 as compared to the three months ended December 31, 2009.  The three months ended December 31, 2010 included $0.5 million in OTTI charges on three private issue CMOs while the three months ended December 31, 2009 included $4.8 million in OTTI charges.  The reduction in OTTI charges was partially offset by a $0.8 million decrease in net gains recorded from fair value adjustments to $0.2 million for the three months ended December 31, 2010 from $1.0 million for the comparable prior year period, and a net loss of $0.1 million on securities sales for the three months ended December 31, 2010 compared to net gains on securities sales of $0.3 million for the three comparable prior year period.

Non-interest expense was $17.2 million for the three months ended December 31, 2010, an increase of $1.3 million, or 8.3%, from $15.9 million for the three months ended December 31, 2009. The increase was primarily due to the growth of the Bank over the past year with increases of $0.8 million, $0.3 million and $0.1 million in salary and employee benefits, other operating expense and occupancy and equipment expense, respectively. The efficiency ratio improved to 45.6% for the three months ended December 31, 2010 from 47.2% for the three months ended December 31, 2009.

Earnings Summary - Year Ended December 31, 2010

Net income for the year ended December 31, 2010 was $38.8 million, an increase of $13.3 million or 51.9%, as compared to $25.6 million for the year ended December 31, 2009. Diluted earnings per common share were $1.28 for the year ended December 31, 2010, an increase of $0.37, or 40.7%, from $0.91 in the year ended December 31, 2009. The percentage increase in diluted earnings per common share was less than the percentage increase in net income due to the net effect of a 30.6% increase in average common shares used in the computation of diluted earnings per common share and the redemption of preferred stock in October 2009. These additional shares were issued in the common stock offering completed in September 2009.

Flushing Financial Corporation
January 25, 2011

Return on average equity was 10.3% for the year ended December 31, 2010 compared to 7.8% for the year ended December 31, 2009. Return on average assets was 0.9% for the year ended December 31, 2010 compared to 0.6% for the year ended December 31, 2009.

For the year ended December 31, 2010, net interest income was $137.9 million, an increase of $23.1 million, or 20.1%, from $114.8 million for the year ended December 31, 2009. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $138.0 million, to $4,017.5 million for the year ended December 31, 2010, combined with an increase in the net interest spread of 51 basis points to 3.27% for the year ended December 31, 2010.  The yield on interest-earning assets decreased 21 basis points to 5.72% for the year ended December 31, 2010 from 5.93% for the year ended December 31, 2009. However, this was more than offset by a decline in the cost of funds of 72 basis points to 2.45% for the year ended December 31, 2010 from 3.17% for the prior year. The net interest margin improved 47 basis points to 3.43% for the year ended December 31, 2010 from 2.96% for the year ended December 31, 2009. Excluding prepayment penalty income, the net interest margin would have been 3.39% and 2.92% for the years ended December 31, 2010 and 2009, respectively.

The decline in the yield of interest-earning assets was primarily due to a 20 basis point reduction in the yield of the loan portfolio to 6.10% for the year ended December 31, 2010 from 6.30% for the year ended December 31, 2009, combined with a 37 basis point decline in total securities to 4.41% for the year ended December 31, 2010 from 4.78% for the comparable period in 2009.  The 20 basis point decrease in the loan portfolio was primarily due to a decline in the rates earned on new loan originations combined with an increase in non-accrual loans for which we do not accrue interest income. The 37 basis point decrease in the securities portfolio was primarily due to new securities being purchased at lower yields than the existing portfolio. The yield on the mortgage loan portfolio declined 20 basis points to 6.16% for the year ended December 31, 2010 from 6.36% for the year ended December 31, 2009.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 20 basis points to 6.10% for the year ended December 31, 2010 from 6.30% for the year ended December 31, 2009. The decline in the yield of interest-earning assets was partially offset by an increase of $152.6 million in the average balance of the loan portfolio to $3,238.5 million for the year ended December 31, 2010.

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Bank reducing the rates it pays on its deposit products and the Bank’s focus on increasing lower costing core deposits and reducing borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 61 basis points, 64 basis points, 50 basis points and 48 basis points respectively, for the year ended December 31, 2010 compared to the same period in 2009.  This resulted in a decrease in the cost of due to depositors of 72 basis points to 1.89% for the year ended December 31, 2010 from 2.61% for the year ended December 31, 2009. The cost of borrowed funds also decreased 24 basis points to 4.41% for the year ended December 31, 2010 from 4.65% for the year ended December 31, 2009. The combined average balances of lower-costing core deposits increased a total of $360.6 million for the year ended December 31, 2010 compared to the prior year, while the average balance of higher-costing certificates of deposits decreased $75.3 million for the year ended December 31, 2010 from the prior year. The average balance of borrowed funds declined $179.0 million to $864.2 million for the year ended December 31, 2010 from $1,043.2 million for the prior year, as the increase in deposits allowed us to decrease borrowed funds.

A provision for loan losses of $21.0 million was recorded for the year ended December 31, 2010 compared to $19.5 million recorded in the year ended December 31, 2009. The provision for loan losses recorded in 2010 was primarily due to an increase in both non-performing loans and the level of charge-offs recorded in 2010.  This increase in non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties that are located in the New York City metropolitan market. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded during 2010, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the year ended 2010.

Non-interest income decreased $2.7 million, or 24.2%, for the year ended December 31, 2010 to $8.3 million, as compared to $11.0 million for the year ended December 31, 2009.  The decrease in non-interest income was primarily due to a $4.9 million decline in net gains recorded from fair value adjustments and a $1.4 million decrease in net gains from the sale of securities for the year ended December 31, 2010 as compared to the year ended December 31, 2009. These reductions to non-interest income were partially offset by a $3.9 million decrease in OTTI charges recorded during the year ended December 31, 2010 from the prior year.

Flushing Financial Corporation
January 25, 2011

Non-interest expense for the year ended December 31, 2010 was $70.4 million, an increase of $5.5 million, or 8.4%, from $64.9 million for the year ended December 31, 2009. Salary and employee benefits, occupancy and equipment expense, professional services and other operating expense increased $4.9 million, $0.4 million, $0.6 million and $1.0 million, respectively, which are primarily attributed to the growth of the Bank. FDIC insurance decreased $1.5 million from the prior year, primarily due to a $2.0 million special assessment levied by the FDIC during the year ended December 31, 2009 partially offset by an increase in deposits during the year ended December 31, 2010. The efficiency ratio improved to 47.4% for the year ended December 31, 2010 from 51.8% for the year ended December 31, 2009.

Balance Sheet Summary

At December 31, 2010, total assets were $4,324.7 million, an increase of $181.5 million, or 4.4%, from $4,143.2 million at December 31, 2009. Total loans, net increased $48.5 million, or 1.5%, during the year ended December 31, 2010 to $3,248.6 million from $3,200.2 million at December 31, 2009. Loan originations and purchases were $416.5 million for the year ended December 31, 2010, a decrease of $84.1 million from $500.6 million for the year ended December 31, 2009, as loan demand has declined due to the current economic environment and we tightened our underwriting standards. At December 31, 2010, loan applications in process totaled $142.2 million, compared to $158.4 million at December 31, 2009.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $7.0 million and $10.7 million for the three months ended December 31, 2010 and 2009, respectively, and $14.7 million and $43.3 million for the years ended December 31, 2010 and 2009, respectively.

	For the three months		For the year
	ended December 31,		ended December 31,
(In thousands)	2010	2009	2010	2009
Multi-family residential	$43,832	$46,248	$171,238	$212,274
Commercial real estate	330	5,651	33,697	35,474
One-to-four family – mixed-use property	6,956	7,586	29,415	33,053
One-to-four family – residential	5,401	14,691	34,694	54,669
Co-operative apartments	-	534	407	534
Construction	4,282	2,843	10,493	18,263
Small Business Administration	38	2,474	3,869	4,457
Taxi Medallion	21,374	18,631	74,226	61,049
Commercial business and other loans	13,747	13,044	58,496	80,817
Total	$95,960	$111,702	$416,535	$500,590

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs for impaired loans have increased, primarily due to the current economic environment. In response, the Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. In addition, the Bank has restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as “troubled debt restructured.”

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

Flushing Financial Corporation
January 25, 2011

The following table shows non-performing assets at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2010	2010	2009
Loans 90 days or more past due and still accruing:
Multi-family residential	$103	$392	$-
Commercial real estate	3,328	2,570	471
One-to-four family - residential	-	-	2,784
Commercial business and other	6	6	-
Total	3,437	2,968	3,255

Troubled debt restructured:
Multi-family residential	11,242	11,246	478
Commercial real estate	2,448	2,453	1,441
One-to-four family - mixed-use property	206	207	575

Total	13,896	13,906	2,494

Non-accrual loans:
Multi-family residential	35,633	33,830	27,483
Commercial real estate	22,806	23,066	18,862
One-to-four family - mixed-use property	30,478	27,834	23,422
One-to-four family - residential	10,695	9,710	4,959
Co-opertative apartments	-	-	78
Construction loans	4,465	3,730	1,639
Small business administration	1,159	1,258	1,232
Commercial business and other	3,419	3,091	2,442
Total	108,655	102,519	80,117

Total non-performing loans	125,988	119,393	85,866

Other non-performing assets:
Real estate acquired through foreclosure	1,588	1,090	2,262
Investment securities	5,134	4,525	5,134
Total	6,722	5,615	7,396

Total non-performing assets	$132,710	$125,008	$93,262

The Bank’s non-performing assets were $132.7 million at December 31, 2010, an increase of $7.7 million from $125.0 million at September 30, 2010 and an increase of $39.4 million from $93.3 million at December 31, 2009. Total non-performing assets as a percentage of total assets were 3.07% at December 31, 2010 as compared to 2.94% at September 30, 2010 and 2.25% at December 31, 2009. The ratio of allowance for loan losses to total non-performing loans was 22% at December 31, 2010 as compared to 23% at September 30, 2010 and 24% at December 31, 2009.

Non-performing investment securities at December 31, 2010, include two pooled trust preferred securities totaling $5.1 million for which we currently are not receiving payments.

Performing loans delinquent 60 to 89 days were $19.8 million at December 31, 2010, a decrease of $1.6 million from $21.4 million at September 30, 2010 and a decrease of $5.6 million from $25.4 million at December 31, 2009.   Performing loans delinquent 30 to 59 days were $73.5 million at December 31, 2010, an increase of $9.2 million from $64.3 million at September 30, 2010 and an increase $1.2 million from $72.3 million at December 31, 2009.

The Bank recorded net charge-offs for impaired loans of $5.7 million and $3.3 million during the three months ended December 31, 2010 and 2009, respectively and net charge-offs for impaired loans of $13.6 million and $10.2 million during the year ended December 31, 2010 and 2009, respectively.

Flushing Financial Corporation
January 25, 2011

The following table shows net loan charge-offs (recoveries) for the periods indicated by type of loan:

	For the three months		For the year
	ended December 31,		ended December 31,
(In thousands)	2010	2009	2010	2009
Multi-family residential	$1,731	$582	$5,773	$2,326
Commercial real estate	1,496	612	2,634	728
One-to-four family – mixed-use property	882	145	2,465	1,009
One-to-four family – residential	121	228	236	284
Construction	1,017	668	1,879	1,075
Small Business Administration	407	247	752	1,062
Commercial business and other loans	49	772	(114)	3,720
Total net loan charge-offs	$5,703	$3,254	$13,625	$10,204

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan.  All non-accrual loans are considered impaired.  Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans are internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, an income approach or a sales approach. When obtained, third party appraisals are given the most weight. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property’s updated estimated value and any balance over 90% of the loans updated estimated value is charged-off against the allowance for loan losses.

During the year ended December 31, 2010, mortgage-backed securities increased $105.6 million, or 16.3%, to $754.1 million from $648.4 million at December 31, 2009. The increase in mortgage-backed securities during the year ended December 31, 2010 was primarily due to purchases of $345.3 million, which was partially offset by principal repayments of $184.4 million and sales of $56.5 million. During the year ended December 31, 2010, other securities increased $14.8 million, or 41.7%, to $50.1 million from $35.4 million at December 31, 2009. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.  During the year ended December 31, 2010, there were $52.7 million in purchases and $33.8 million in calls of other securities.

Total liabilities were $3,934.7 million at December 31, 2010, an increase of $151.6 million, or 4.0%, from $3,783.1 million at December 31, 2009. During the year ended December 31, 2010, due to depositors increased $497.0 million, or 18.6%, to $3,163.3 million, as a result of increases of $206.9 million in core deposits and of $290.1 million in certificates of deposit. Borrowed funds decreased $351.6 million as the increase in deposits allowed us to reduce our borrowed funds.

Total stockholders’ equity increased $29.9 million, or 8.3%, to $390.0 million at December 31, 2010 from $360.1 million at December 31, 2009. The increase is primarily due to net income of $38.8 million and an increase in other comprehensive income of $2.8 million for the year ended December 31, 2010. These increases were partially offset by the declaration and payment of dividends on the Company’s common stock of $15.8 million.  Book value per common share was $12.48 at December 31, 2010 compared to $11.57 at December 31, 2009. Tangible book value per common share was $11.95 at December 31, 2010 compared to $11.03 at December 31, 2009.

The Company did not repurchase any shares during the year ended December 31, 2010 under its current stock repurchase program. At December 31, 2010, 362,050 shares remain to be repurchased under the current stock repurchase program.

Flushing Financial Corporation
January 25, 2011

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2010	2009	2010	2010	2009
	(In thousands, except per share data)

GAAP income before income taxes	$13,928	$9,232	$15,154	$54,776	$41,332

Net (gain) loss from fair value adjustments	(201)	(966)	20	(47)	(4,968)
Other-than-temporary impairment charges	507	4,754	550	2,045	5,894
Net (gain) loss on sale of securities	72	(327)	(39)	10	(1,401)
FDIC special assessment	-	-	-	-	2,007
Partial recovery of WorldCom, Inc. loss	-	-	-	(164)	-
Bank Owned Life Insurance exchange fee	87	-	-	87	-

Core income before taxes	14,393	12,693	15,685	56,707	42,864

Provision for income taxes for core income	5,540	4,790	6,246	22,238	16,451

Core net income	$8,853	$7,903	$9,439	$34,469	$26,413

GAAP diluted earnings per common share	$0.28	$0.15	$0.48	$1.28	$0.91

Deemed dividend upon redemption of TARP preferred stock	-	0.04	-	-	0.06
Net (gain) loss from fair value adjustments	-	(0.02)	-	-	(0.12)
Other-than-temporary impairment charges	0.01	0.09	0.01	0.04	0.14
Net (gain) loss on sale of securities	-	(0.01)	-	-	(0.03)
FDIC special assessment	-	-	-	-	0.05
Partial recovery of WorldCom, Inc. loss	-	-	-	-	-
New York State Legislative tax change	-	-	(0.18)	(0.18)	-
Bank Owned Life Insurance exchange fee	-	-	-	-	-

Core diluted earnings per common share*	$0.29	$0.25	$0.31	$1.14	$1.00

* Core diluted earnings per common share may not foot due to rounding.

Flushing Financial Corporation
January 25, 2011

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2010	2009	2010	2010	2009
	(In thousands)

GAAP income before income taxes	$13,928	$9,232	$15,154	$54,776	$41,332

Provision for loan losses	6,000	5,000	5,000	21,000	19,500
Net (gain) loss from fair value adjustments	(201)	(966)	20	(47)	(4,968)
Other-than-temporary impairment charges	507	4,754	550	2,045	5,894
Net (gain) loss on sale of securities	72	(327)	(39)	10	(1,401)
FDIC special assessment	-	-	-	-	2,007
Partial recovery of WorldCom, Inc. loss	-	-	-	(164)	-
Bank Owned Life Insurance exchange fee	87	-	-	87	-

Core net income before the provision for loan losses and income taxes	$20,393	$17,693	$20,685	$77,707	$62,364

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. Flushing Bank is a trade name of Flushing Savings Bank, FSB. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its sixteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

Flushing Financial Corporation
January 25, 2011

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Cash and due from banks	$47,789	$28,426
Securities available for sale:
Mortgage-backed securities	754,077	648,443
Other securities	50,112	35,361
Loans:
Multi-family residential	1,252,176	1,158,700
Commercial real estate	662,794	686,210
One-to-four family ― mixed-use property	728,810	744,560
One-to-four family ― residential	241,376	249,920
Co-operative apartments	6,215	6,553
Construction	75,519	97,270
Small Business Administration	17,511	17,496
Taxi medallion	88,264	61,424
Commercial business and other	187,161	181,240
Net unamortized premiums and unearned loan fees	16,503	17,110
Allowance for loan losses	(27,699)	(20,324)
Net loans	3,248,630	3,200,159
Interest and dividends receivable	19,475	19,116
Bank premises and equipment, net	23,041	22,830
Federal Home Loan Bank of New York stock	31,606	45,968
Bank owned life insurance	76,129	69,231
Goodwill	16,127	16,127
Core deposit intangible	1,405	1,874
Other assets	56,354	55,711
Total assets	$4,324,745	$4,143,246

LIABILITIES
Due to depositors:
Non-interest bearing	$96,198	$91,376
Interest-bearing:
Certificate of deposit accounts	1,520,572	1,230,511
Savings accounts	388,512	426,821
Money market accounts	371,998	414,457
NOW accounts	786,015	503,159
Total interest-bearing deposits	3,067,097	2,574,948
Mortgagors' escrow deposits	27,315	26,791
Borrowed funds	708,683	1,060,245
Other liabilities	35,407	29,742
Total liabilities	3,934,700	3,783,102

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,255,934 shares and 31,131,059 shares issued at December 31, 2010 and 2009, respectively; 31,255,934 shares and 31,127,664 shares outstanding at December 31, 2010 and 2009, respectively)	313	311
Additional paid-in capital	189,348	185,842
Treasury stock (none and 3,395 at December 31, 2010 and 2009, respectively)	-	(36)
Unearned compensation	-	(575)
Retained earnings	204,128	181,181
Accumulated other comprehensive loss, net of taxes	(3,744)	(6,579)
Total stockholders' equity	390,045	360,144

Total liabilities and stockholders' equity	$4,324,745	$4,143,246

Flushing Financial Corporation
January 25, 2011

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the year
	ended December 31,		ended December 31,
	2010	2009	2010	2009

Interest and dividend income
Interest and fees on loans	$48,694	$49,572	$197,469	$194,317
Interest and dividends on securities:
Interest	7,652	7,849	31,252	34,523
Dividends	203	26	813	1,130
Other interest income	61	20	94	91
Total interest and dividend income	56,610	57,467	229,628	230,061

Interest expense
Deposits	13,014	14,998	53,655	66,778
Other interest expense	8,541	11,732	38,112	48,497
Total interest expense	21,555	26,730	91,767	115,275

Net interest income	35,055	30,737	137,861	114,786
Provision for loan losses	6,000	5,000	21,000	19,500
Net interest income after provision for loan losses	29,055	25,737	116,861	95,286

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(3,285)	(16,314)	(7,130)	(17,454)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	2,778	11,560	5,085	11,560
Net OTTI charge recognized in earnings	(507)	(4,754)	(2,045)	(5,894)
Loan fee income	412	422	1,695	1,755
Banking services fee income	397	429	1,747	1,755
Net gain on sale of loans held for sale	-	212	-	208
Net gain on sale of loans	-	-	17	4
Net (loss) gain from sale of securities	(72)	327	(10)	1,401
Net gain from fair value adjustments	201	966	47	4,968
Federal Home Loan Bank of New York stock dividends	594	637	2,102	2,237
Bank owned life insurance	598	614	2,638	2,476
Other income	433	504	2,109	2,045
Total non-interest income (loss)	2,056	(643)	8,300	10,955

Non-interest expense
Salaries and employee benefits	8,659	7,908	34,785	29,934
Occupancy and equipment	1,931	1,807	7,246	6,874
Professional services	1,285	1,231	6,344	5,716
FDIC deposit insurance	1,166	1,024	4,889	6,407
Data processing	722	863	3,996	4,121
Depreciation and amortization	701	684	2,795	2,663
Other operating expenses	2,719	2,345	10,330	9,194
Total non-interest expense	17,183	15,862	70,385	64,909

Income before income taxes	13,928	9,232	54,776	41,332

Provision for income taxes
Federal	4,154	3,489	19,343	12,187
State and local	1,225	(237)	(3,402)	3,584
Total taxes	5,379	3,252	15,941	15,771

Net income	$8,549	$5,980	$38,835	$25,561

Net income available to common shareholders	$8,549	$4,390	$38,835	$21,118

Basic earnings per common share	$0.28	$0.15	$1.28	$0.91
Diluted earnings per common share	$0.28	$0.15	$1.28	$0.91
Dividends per common share	$0.13	$0.13	$0.52	$0.52

Flushing Financial Corporation
January 25, 2011

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months				At or for the year
	ended December 31,				ended December 31,
	2010		2009		2010		2009
Per Share Data
Basic earnings per share	$0.28		$0.15		$1.28		$0.91
Diluted earnings per share	$0.28		$0.15		$1.28		$0.91
Average number of shares outstanding for:
Basic earnings per common share computation	30,372,646		30,040,108		30,335,680		23,237,904
Diluted earnings per common share computation	30,414,577		30,050,802		30,366,899		23,248,467
Book value per common share (1)	$12.48		$11.57		$12.48		$11.57
Tangible book value per common share (2)	$11.95		$11.03		$11.95		$11.03

Average Balances
Total loans, net	$3,249,003		$3,182,786		$3,238,491		$3,085,895
Total interest-earning assets	4,109,353		3,916,192		4,017,511		3,879,520
Total assets	4,329,738		4,108,862		4,234,550		4,065,607
Total due to depositors	3,010,770		2,580,379		2,840,022		2,554,702
Total interest-bearing liabilities	3,813,316		3,616,575		3,742,440		3,633,783
Stockholders' equity	392,767		379,151		376,291		327,886
Common stockholders' equity	392,767		358,151		376,291		270,352
Performance Ratios (3)
Return on average assets	0.79%		0.58%		0.92%		0.63%
Return on average equity	8.71		6.31		10.32		7.80
Yield on average interest-earning assets	5.51		5.87		5.72		5.93
Cost of average interest-bearing liabilities	2.26		2.96		2.45		3.17
Interest rate spread during period	3.25		2.91		3.27		2.76
Net interest margin	3.41		3.14		3.43		2.96
Non-interest expense to average assets	1.59		1.54		1.66		1.60
Efficiency ratio (4)	45.56		47.17		47.37		51.76
Average interest-earning assets to average interest-bearing liabilities	1.08	X	1.08	X	1.07	X	1.07	X

(1)
Calculated by dividing common stockholders’ equity of $390.0 million and $360.1 million at December 31, 2010 and 2009, respectively, by 31,255,934 and 31,127,664 shares outstanding at December 31, 2010 and 2009, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of any preferred shares outstanding.

(2)
Calculated by dividing tangible common stockholders’ equity of $373.6 million and $343.4 million at December 31, 2010 and 2009, respectively, by 31,255,934 and 31,127,664 shares outstanding at December 31, 2010 and 2009, respectively. Tangible common stockholders’ equity is total stockholders’ equity less the liquidation preference value of any preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(3)	Ratios for the three months ended December 31, 2010 and 2009 are presented on an annualized basis.

(4)
Calculated by dividing non-interest expense (excluding REO expense) by the total of net interest income and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges, net gains on the sale of securities and certain non-recurring items).

Flushing Financial Corporation
January 25, 2011

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the year ended December 31, 2010	At or for the year ended December 31, 2009

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	9.18%	8.84%
Leverage and core capital (minimum requirement = 4%)	9.18	8.84
Total risk-based capital (minimum requirement = 8%)	14.34	13.42

Capital ratios:
Average equity to average assets	8.89%	8.06%
Equity to total assets	9.02	8.69
Tangible common equity to tangible assets	8.67	8.32

Asset quality:
Non-accrual loans	$108,655	$80,117
Non-performing loans	125,988	85,866
Non-performing assets	132,710	93,262
Net charge-offs	13,625	10,204

Asset quality ratios:
Non-performing loans to gross loans	3.86%	2.68%
Non-performing assets to total assets	3.07	2.32
Allowance for loan losses to gross loans	0.85	0.63
Allowance for loan losses to non-performing assets	20.87	21.10
Allowance for loan losses to non-performing loans	21.99	23.67

Flushing Financial Corporation
January 25, 2011

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended December 31,
	2010				2009
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,958,601	44,836	6.06%		$2,932,597	$46,074	6.28%
Other loans, net (1)	290,402	3,858	5.31		250,189	3,498	5.59
Total loans, net	3,249,003	48,694	5.99		3,182,786	49,572	6.23
Mortgage-backed securities	706,748	7,513	4.25		643,255	7,686	4.78
Other securities	41,160	342	3.32		42,835	189	1.76
Total securities	747,908	7,855	4.20		686,090	7,875	4.59
Interest-earning deposits and federal funds sold	112,442	61	0.22		47,316	20	0.17
Total interest-earning assets	4,109,353	56,610	5.51		3,916,192	57,467	5.87
Other assets	220,385				192,670
Total assets	$4,329,738				$4,108,862

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$402,168	691	0.69		$435,388	1,133	1.04
NOW accounts	785,370	1,869	0.95		426,118	1,499	1.41
Money market accounts	379,701	808	0.85		376,641	1,244	1.32
Certificate of deposit accounts	1,443,531	9,636	2.67		1,342,232	11,107	3.31
Total due to depositors	3,010,770	13,004	1.73		2,580,379	14,983	2.32
Mortgagors' escrow accounts	37,353	10	0.11		36,582	15	0.16
Total deposits	3,048,123	13,014	1.71		2,616,961	14,998	2.29
Borrowed funds	765,193	8,541	4.46		999,614	11,732	4.69
Total interest-bearing liabilities	3,813,316	21,555	2.26		3,616,575	26,730	2.96
Non interest-bearing deposits	93,988				85,678
Other liabilities	29,667				27,458
Total liabilities	3,936,971				3,729,711
Equity	392,767				379,151
Total liabilities and equity	$4,329,738				$4,108,862

Net interest income / net interest rate spread		$35,055	3.25%			$30,737	2.91%

Net interest-earning assets / net interest margin	$296,037		3.41%		$299,617		3.14%

Ratio of interest-earning assets to interest-bearing liabilities			1.08	X			1.08	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.2 million for both three-month periods ended December 31, 2010 and 2009, respectively.

Flushing Financial Corporation
January 25, 2011

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the year ended December 31,
	2010				2009
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,956,514	182,086	6.16%		$2,865,591	$182,132	6.36%
Other loans, net (1)	281,977	15,383	5.46		220,304	12,185	5.53
Total loans, net	3,238,491	197,469	6.10		3,085,895	194,317	6.30
Mortgage-backed securities	673,000	30,246	4.49		690,181	33,430	4.84
Other securities	54,069	1,819	3.36		55,805	2,223	3.98
Total securities	727,069	32,065	4.41		745,986	35,653	4.78
Interest-earning deposits and federal funds sold	51,951	94	0.18		47,639	91	0.19
Total interest-earning assets	4,017,511	229,628	5.72		3,879,520	230,061	5.93
Other assets	217,039				186,087
Total assets	$4,234,550				$4,065,607

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$413,657	3,334	0.81		$422,399	5,529	1.31
NOW accounts	683,390	7,511	1.10		373,854	5,906	1.58
Money market accounts	394,536	3,713	0.94		334,703	5,290	1.58
Certificate of deposit accounts	1,348,439	39,044	2.90		1,423,746	49,987	3.51
Total due to depositors	2,840,022	53,602	1.89		2,554,702	66,712	2.61
Mortgagors' escrow accounts	38,245	53	0.14		35,879	66	0.18
Total deposits	2,878,267	53,655	1.86		2,590,581	66,778	2.58
Borrowed funds	864,173	38,112	4.41		1,043,202	48,497	4.65
Total interest-bearing liabilities	3,742,440	91,767	2.45		3,633,783	115,275	3.17
Non interest-bearing deposits	88,238				76,559
Other liabilities	27,581				27,379
Total liabilities	3,858,259				3,737,721
Equity	376,291				327,886
Total liabilities and equity	$4,234,550				$4,065,607

Net interest income / net interest rate spread		$137,861	3.27%			$114,786	2.76%

Net interest-earning assets / net interest margin	$275,071		3.43%		$245,737		2.96%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.07	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.2 million and $0.7 million for the year ended December 31, 2010 and 2009, respectively.

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